Exhibit 19.1

INSIDER TRADING POLICY

(Effective February 26, 2025)

As a Director, Executive Officer, employee, or agent of Pursuit Attractions and Hospitality, Inc., or any of its affiliated companies (collectively, “Pursuit” or the “Company”), there are a number of restrictions and procedures that apply to your trading Pursuit stock.

Pursuit has adopted this policy (the “Policy”) to assist you in complying with the United States federal securities laws, which prohibit persons who are aware of material non-public information about Pursuit from: (i) trading in Pursuit securities; or (ii) providing material non-public information to other persons who may trade based on that information.

In addition to this Policy, Pursuit’s Code of Ethics and Always Honest Compliance & Ethics Program require that you comply with the federal securities laws that relate to these stock transactions and protect Pursuit’s confidential information.

Trading on “Inside” Information

Under the federal securities laws, if you have “material non-public” or “inside” information about Pursuit or our business, you may not:

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trade in Pursuit securities;
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recommend the purchase or sale of any Pursuit securities;
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pass the information on directly or indirectly to others (e.g., friends, relatives, or business associates) who might trade in Pursuit securities; or
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otherwise use such information to your advantage.

When we refer to “trades” or “trading,” we mean any transaction involving Pursuit securities or the securities of a company with whom Pursuit has a business relationship. “Trades” covered under this Policy include purchases, sales, gifts, pledges, hedges, and loans, as well as other direct or indirect securities transfers (discussed in more detail below).

Trading Pursuit securities while you have Pursuit material non-public information is illegal. The SEC, or other agency or regulator, could impose fines and penalties, including criminal penalties, on you or Pursuit for any insider trading activities. These penalties may apply even if you believe that you would have executed the trade without knowing the information.

In addition, if in the course of your relationship with Pursuit, you learn of any confidential information that is material to another publicly traded company with which Pursuit does business, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company.

Persons Covered Under Policy

This Policy applies to all Pursuit Directors, Executive Officers, employees, and agents (such as consultants and independent contractors). References in this Policy to “you” include members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and any other individuals or entities whose transactions in securities you influence, direct, or control (including, for example, a family trust or investment fund, if you influence, direct, or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

We expect you to comply with this Policy as long as you are affiliated with Pursuit. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Pursuit, SEC rules, and regulations prohibit you from trading in Pursuit stock until at least the end of the relevant blackout period.

What is “Material” Information?

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold Pursuit stock. Material information can be positive or negative and can relate to any aspect of Pursuit’s business. Examples include, but are not limited to the following:

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dividend increases or decreases;
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earnings estimates or changes in previously announced earnings estimates;
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significant expansion or curtailment of operations;
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takeover proposals or activities, including a significant merger or acquisition proposal or agreement;
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significant new products or services;
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unusual borrowings or securities offerings;
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major litigation or regulatory action;
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change in control or management, or other management developments;
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financial restatements or significant write-offs;
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a change in auditors or notification that an auditor report can no longer be relied on;

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financial liquidity problems;
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purchases or sales of substantial assets; or
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major cybersecurity risks or incidents, including vulnerabilities and breaches.

This list is not exhaustive; other types of information may be material at any particular time, depending on the circumstances. Keep in mind that any review of a person’s transactions will be completed after the fact, with the benefit of hindsight. If you have any questions as to whether information is “material,” you should consult with Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department.

What is “Non-Public” Information?

Information is “non-public” if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the stock. Generally, you should consider information non-public until the start of the third full trading day after we publish the information in a press release, a public filing with the SEC, a pre-announced public webcast, or another broad form of public communication. For example, if Pursuit releases information after the close of trading on the New York Stock Exchange (NYSE) on a Tuesday, you should consider the information to be “non-public” for the purposes of this Policy until the start of the NYSE trading on Friday.

Blackout Periods and Trading Windows

Any period during which this Policy prohibits trading is referred to herein as a “blackout period.”

Quarterly Earnings-Related Trading Window

Pursuit has established quarterly earnings-related trading windows (and, conversely, blackout periods) that restrict trading at times when there is a significant risk of insider trading exposure. Directors, Executive Officers, and other designated employees and agents may not trade in Pursuit securities during these quarterly earnings-related blackout periods and may only trade during Trading Windows (as defined below).

Even if Pursuit has not specifically identified you as being subject to the quarterly earnings-related blackout periods, you should exercise caution when engaging in transactions during a quarterly earning-related blackout because of the heightened risk of insider trading exposure.

Individuals subject to quarterly earnings-related blackout periods must refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the period that begins at the start of the third full trading day following the date that Pursuit releases financial results for that quarter and ends at the close of NYSE trading on the fifteenth (15th) trading day thereafter (the “Trading Window”), such that the Trading Window is open for a total of fifteen full trading days. For example, if Pursuit releases earnings after the close of NYSE trading on a Thursday, the Trading Window will commence at the start of NYSE trading on Tuesday.

Individuals subject to quarterly earnings-related blackout periods will receive a reminder about the upcoming quarterly earnings-related blackout period from Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department. Pursuit will review and update the list of restricted employees as appropriate.

Please contact Pursuit’s General Counsel, Chief Financial Officer or member of the Legal department, with any questions related to quarterly earnings-related trading windows and blackout periods.

Event-Related Blackout Period

From time to time, Pursuit may also prohibit Directors, Executive Officers, and other employees and agents from engaging in transactions involving Pursuit’s securities during a Trading Window in connection with specific significant events. (For examples, please see “What is ‘Material’ Information?” above.) Pursuit will impose an event-related blackout period when the Company believes a trading blackout is warranted, such as when there are material developments known to Pursuit that have not yet been disclosed to the public, including of the type described above under “What is ‘Material’ Information?”.

Pursuit will notify you if you are subject to an event-related blackout period. Once notified, you may not engage in any transactions involving the Company’s securities until instructed otherwise by Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department. Persons subject to an event-related blackout period may not disclose to others the fact that they have been restricted from trading.

Hedging Transactions

You may not engage in any hedging, monetization, short position, or similar transactions that are designed to limit or eliminate the risks of owning Pursuit stock (collectively, “Hedging”). Hedging is prohibited regardless of whether you purchased the shares in the open market or Pursuit granted them to you in the form of a stock-based award. You should consult with Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department, if you have questions about Hedging transactions.

Pledging and Margin Transactions

In a “margin” or “pledging” transaction, (i) a broker, bank, or other financing party holds your securities as collateral for a margin loan, mortgage or other loan, and (ii) your Pursuit securities may be sold without your consent if you fail to meet a margin call or default on your loan or mortgage. You may not engage in these transactions because the sale may occur at a time when you have material, non-public information, or when you are otherwise not permitted to trade in Pursuit securities.

You should consult with Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department, if you have questions about margin or pledging transactions.

Placing Open or Limit Orders

You should exercise caution when placing open orders, such as “open ‘til close” orders, limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period. Open orders may result in the execution of a trade at a time when you are aware of material non-public information or when you otherwise are not permitted to trade in Pursuit securities. These circumstances could result in inadvertent insider trading violations, violations of this Policy, and unfavorable publicity for you and Pursuit. Therefore, if you are subject to blackout periods or pre-clearance requirements when you place any open order, you should provide that information to your broker.

Other Transactions

The following transactions are generally exempt from insider trading laws and other similar restrictions. It is Pursuit’s policy that prior to engaging in any of these transactions, you must seek advice from Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department.

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Transactions made pursuant to a Pursuit-approved Rule 10b5-1 trading plan;
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Receipt and vesting of stock options, restricted stock, restricted stock units, or other equity compensation awards;
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Stock option exercises where the purchase of stock options is paid in cash and shares continue to be held by the option holder;
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Net share withholding of equity awards where Pursuit withholds shares in order to satisfy the tax withholding requirements;
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Sell to cover transactions that Pursuit has approved where Pursuit withholds shares upon vesting of equity awards and then sells the shares to satisfy the tax-withholding requirements (limited to transactions related to equity awards);
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Pre-determined transactions that are automatically executed within your retirement plan account;
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Stock splits, stock dividends, and similar transactions; or

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Change in form of ownership (i.e., change of broker or custodian with no purchase or sale of underlying securities).

Pursuit’s Pre-Clearance Procedure

Directors, Executive Officers, and other designated employees and agents (including their respective spouses, minor children, and persons living in their households) are subject to pre-clearance procedures for any and all trades involving Pursuit securities. Accordingly, these persons must notify and receive clearance from Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department, prior to engaging in any transaction in Pursuit securities. Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department will then advise if there is any reason to delay the proposed transaction and what, if any, reporting or other compliance procedures are required.

The pre-clearance procedure will help to decrease insider-trading risks and provide a check against transactions that could create a “short-swing profits” liability for the Director or Executive Officer. A short-swing profits transaction occurs when a Director or Executive Officer engages in an opposite way transaction within a six-month period (i.e., purchases and sells Pursuit stock within six months).

Section 16 Reporting Obligations

Directors and Executive Officers are designated as “Section 16 Reporting Persons” and are required to file reports with the SEC on Form 3 or Form 4 within two business days of any transaction of Pursuit stock.

To facilitate timely reporting of transactions, Directors and Executive Officers must provide, or must ensure that his or her broker provides, detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving Pursuit stock to Pursuit’s General Counsel, Chief Financial Officer or other member of the Legal department. This reporting requirement includes, but is not limited to, gifts, transfers, and transactions pursuant to a Rule 10b5-1 trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution. Requiring Directors and Executive Officers to pre-clear any Pursuit stock transactions also facilities compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, and Regulation BTR (related to pension trading).

The obligation to file Section 16 reports, and otherwise to comply with Section 16, is personal to each Director and Executive Officer. Pursuit will assist with the Section 16 filings but is not legally responsible for the failure to comply with Section 16 requirements. In addition, it is your broker’s responsibility to file any Form 144 required under the federal securities laws.

Talking to Outsiders

In addition to not trading while you have “inside” information, you may not share that information with friends, relatives, associates, and outsiders, even if you believe those persons will not use the information for their own advantage. You may only use non-public information you acquire in the course of your Pursuit service for legitimate Company business purposes. Selective communication of material non-public information to financial analysts or others in the investment community is also illegal. You should refer any inquiry from someone outside the Company to Pursuit’s Investor Relations department. Please refer to Pursuit’s Code of Ethics and Always Honest Compliance & Ethics Program for further guidance on how to protect and use non-public information.

Policy’s Duration

This Policy continues to apply to your transactions in Pursuit’s securities and the securities of other applicable public companies as more specifically set forth in this Policy, even after your relationship with Pursuit has ended. If you are aware of material non-public information when your relationship with Pursuit ends, you may not trade Pursuit’s securities or the securities of other applicable publicly traded companies until the material non-public information has been publicly disseminated or is no longer material. Further, if you leave Pursuit during a trading blackout period, then you may not trade Pursuit’s securities or the securities of other applicable companies until the trading blackout period has ended.